                                                             Exhibit (a)(1)(YYY)

                            Second Supplement to the
                           Offer to Purchase for Cash
                           All Outstanding Shares of
                 Class A Common Stock and Class B Common Stock
                                       of
                              NCS HEALTHCARE, INC.
                                       at
                              $5.50 NET PER SHARE
                                       by
                             NCS ACQUISITION CORP.,
                          a wholly-owned subsidiary of
                                 OMNICARE, INC.

             THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
           MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JANUARY 14, 2003,
                          UNLESS THE OFFER IS EXTENDED.

    PURSUANT TO AN ORDER OF THE CHANCERY COURT (AS DEFINED HEREIN), DATED JANUARY 6, 2003, AND A LETTER AGREEMENT, DATED JANUARY 5, 2003, AMONG OMNICARE, INC. ('OMNICARE'), NCS ACQUISITION CORP., A WHOLLY-OWNED SUBSIDIARY OF OMNICARE ('PURCHASER'), AND NCS HEALTHCARE, INC. (THE 'COMPANY'), UPON ACCEPTANCE BY PURCHASER OF SHARES (AS DEFINED HEREIN) TENDERED IN THE OFFER (AS DEFINED HEREIN), BASED ON THE NUMBER OF FULLY DILUTED SHARES OUTSTANDING ON JANUARY 7, 2003, YOU WILL RECEIVE $5.149 PER SHARE IN CASH, WITHOUT INTEREST AND LESS REQUIRED WITHHOLDING TAXES, AND OMNICARE AND PURCHASER WILL DEPOSIT THE REMAINING $0.351 OF THE OFFER PRICE (AS DEFINED HEREIN) IN CASH PER SHARE INTO THE ESCROW ACCOUNT (AS DEFINED HEREIN) PENDING THE FEE APPLICATION ORDER (AS DEFINED HEREIN). ANY AMOUNT REMAINING IN THE ESCROW ACCOUNT INCLUDING ANY INTEREST FOLLOWING PAYMENT OF THE STOCKHOLDER-PLAINTIFFS' ATTORNEYS' FEES AND EXPENSES IN ACCORDANCE WITH THE FEE APPLICATION ORDER WILL BE DISTRIBUTED TO THE HOLDERS OF SHARES, INCLUDING OPTIONS (AS DEFINED HEREIN), AND OMNICARE, AS DESCRIBED IN THIS SECOND SUPPLEMENT. BECAUSE THE AMOUNT OF ANY ATTORNEY FEE AWARD CANNOT BE DETERMINED AT THIS TIME, HOLDERS OF SHARES ULTIMATELY MAY RECEIVE ALL, A PORTION OR NONE OF THE $0.351 PER SHARE REQUIRED TO BE DEPOSITED IN THE ESCROW ACCOUNT. SEE SECTION 1 ('AMENDED TERMS OF THE OFFER; EXPIRATION DATE') OF THIS SECOND SUPPLEMENT.

    THE OFFER IS CONDITIONED UPON SATISFACTION OF THE CONDITIONS DESCRIBED IN
SECTION 9 ('CONDITIONS TO THE OFFER') OF THE FIRST SUPPLEMENT (AS DEFINED HEREIN). THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING.

                             ---------------------

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.

January 8, 2003

                                   IMPORTANT

    If you wish to tender all or any part of your shares of class A common stock, par value $0.01 per share, or class B common stock, par value $0.01 per share, of NCS HealthCare, Inc. (collectively, the 'Shares') prior to the expiration date of the Offer, you should either (1) complete and sign the revised (green) Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the revised Letter of Transmittal included with this Second Supplement (as defined herein), have your signature thereon guaranteed if required by Instruction 1 of the revised Letter of Transmittal, mail or deliver the revised Letter of Transmittal (or such facsimile thereof) and any other required documents to the depositary for the Offer and either deliver the certificates for such Shares to the depositary for the Offer along with the revised Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedures for book-entry transfers set forth in Section 4 ('Procedure for Tendering Shares') of the Offer to Purchase (as defined herein) or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares.

    If you desire to tender your Shares and your certificates for such Shares are not immediately available, or you cannot comply with the procedures for book-entry transfers described in the Offer to Purchase on a timely basis, you may tender such Shares by following the procedures for guaranteed delivery set forth in Section 4 ('Procedure for Tendering Shares') of the Offer to Purchase.

    SHARES PREVIOUSLY VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN CONSTITUTE VALID TENDERS FOR PURPOSES OF THE OFFER. STOCKHOLDERS ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION WITH RESPECT TO SUCH SHARES IN ORDER TO RECEIVE THE OFFER PRICE, UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER, IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY PURCHASER PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED.

    QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO INNISFREE M&A INCORPORATED, THE INFORMATION AGENT, OR MERRILL LYNCH & CO., THE DEALER MANAGER, AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS SECOND SUPPLEMENT. YOU CAN ALSO OBTAIN ADDITIONAL COPIES OF THE OFFER TO PURCHASE, THE FIRST SUPPLEMENT, THIS SECOND SUPPLEMENT, THE REVISED LETTER OF TRANSMITTAL AND THE REVISED NOTICE OF GUARANTEED DELIVERY FROM THE INFORMATION AGENT OR YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

    THE OFFER TO PURCHASE, THE FIRST SUPPLEMENT, THIS SECOND SUPPLEMENT AND THE RELATED REVISED (GREEN) LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ THEM IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1
THE OFFER...................................................    4
    1. Amended Terms of the Offer; Expiration Date..........    4
    2. Procedure for Tendering Shares.......................    5
    3. Certain U.S. Federal Income Tax Consequences.........    6
    4. Price Range of Class A Common Stock; Dividends.......    6
    5. Background of the Offer..............................    7
    6. Legal Proceedings....................................    8
    7. Miscellaneous........................................    9

TO: THE HOLDERS OF CLASS A COMMON STOCK AND
CLASS B COMMON STOCK OF NCS HEALTHCARE, INC.

                                  INTRODUCTION

    The following information (the 'Second Supplement') amends and supplements the Offer to Purchase, dated August 8, 2002 (the 'Offer to Purchase'), of NCS Acquisition Corp., a Delaware corporation (the 'Purchaser') and a wholly-owned subsidiary of Omnicare, Inc., a Delaware corporation ('Omnicare'), as amended and supplemented by the Supplement to the Offer to Purchase, dated December 23, 2002 (the 'First Supplement'), pursuant to which Purchaser is offering to purchase all of the issued and outstanding shares of class A common stock, par value $0.01 per share ('Class A Common Stock'), and all of the issued and outstanding shares of class B common stock, par value $0.01 per share ('Class B Common Stock' and, together with Class A Common Stock, the 'Shares'), of NCS HealthCare, Inc., a Delaware corporation (the 'Company'), at a price of $5.50 per Share (the 'Offer Price'), net to the seller in cash, without interest and less required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, the First Supplement, this Second Supplement and the related revised (green) Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the 'Offer').

    PURSUANT TO AN ORDER OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (THE 'CHANCERY COURT'), DATED JANUARY 6, 2003 (THE 'ORDER'), AND A LETTER AGREEMENT (THE 'LETTER AGREEMENT'), DATED JANUARY 5, 2003, AMONG OMNICARE, PURCHASER AND THE COMPANY, THE OFFER PRICE SHALL BE DISTRIBUTED BY OMNICARE AND PURCHASER AS
FOLLOWS: (I) HOLDERS OF SHARES WILL RECEIVE $5.149 PER SHARE IN CASH IN THE OFFER AND THE PROPOSED MERGER (AS DEFINED IN THE OFFER TO PURCHASE), AS APPLICABLE, AND (II) OMNICARE SHALL DEPOSIT $0.351 IN CASH FOR EACH SHARE TO BE ACQUIRED BY OMNICARE AND PURCHASER IN THE OFFER AND THE PROPOSED MERGER IN THE ESCROW ACCOUNT (AS DEFINED HEREIN).

    On January 2, 2003, the Chancery Court entered an order (i) temporarily restraining and enjoining Omnicare and Purchaser from paying $13,500,000 (the 'Escrow Amount') of the aggregate amount payable by Omnicare and Purchaser pursuant to the Agreement and Plan of Merger, dated as of December 17, 2002, by and among the Company, Omnicare and Purchaser (the 'Merger Agreement'), to holders of Shares, (ii) providing that the Escrow Amount shall be withheld by proration among all Shares acquired by Omnicare and Purchaser in the Offer and the Proposed Merger and (iii) requiring that Omnicare and Purchaser deposit the Escrow Amount in an interest-bearing escrow account (the 'Escrow Account') within three (3) business days following the closing of the Offer, pending further order of the Chancery Court or appeal therefrom (the 'Fee Application Order') with respect to an application of certain stockholders of the Company (the 'Stockholder-Plaintiffs') for attorneys' fees and expenses in connection with their action against the Company and its directors entitled 'In re NCS HealthCare Shareholders Litigation' (C.A. No. 19786). This order would have required Omnicare and Purchaser to withhold approximately $0.53 of the Offer Price for each Share to be purchased by Omnicare and Purchaser in the Offer and the Proposed Merger and to deposit such amount in the Escrow Account. As a result, holders of Shares would have received approximately $4.97 per Share in cash in the Offer and the Proposed Merger (subject to the subsequent distribution of any excess Escrow Amount, plus any interest on the Escrow Amount, following payment of the Stockholder-Plaintiffs' attorneys' fees and expenses, in accordance with the Fee Application Order, and expenses relating to the establishment of the Escrow Account as described below).

    On January 5, 2003, Omnicare, Purchaser and the Company entered into the Letter Agreement pursuant to which Omnicare has agreed to contribute $4,500,000 of the Escrow Amount. The parties further agreed that the balance of the Escrow Amount, $9,000,000, would be withheld on a pro rata basis among the Shares (including 'in-the-money' options to acquire Shares ('Options')) to be acquired by Omnicare and Purchaser in the Offer and the Proposed Merger and deposited into the Escrow Account. On January 6, 2003, the Chancery Court entered the Order, which is consistent with the provisions of the Letter Agreement. As a result of Omnicare's contribution, only $0.351 of the Offer Price will be withheld in accordance with the Order with respect to each Share to be acquired by Omnicare and Purchaser in the Offer and the Proposed Merger. In addition, Omnicare has agreed that the first $2,500,000 of the amount awarded to the Stockholder-Plaintiffs' attorneys from the Escrow Account will be paid from the amount contributed to the Escrow Account by Omnicare. An award in excess of $2,500,000 will be funded out of the balance of the Escrow Account as follows:
(i) 81.82% of
such excess will be paid from the aggregate amount ($9,000,000) withheld from the holders of Shares (including Options) and (ii) 18.18% of such excess amount will be paid from the remaining $2,000,000 contributed by Omnicare. To the extent that any portion of the Escrow Amount, plus any interest on the Escrow Amount, remains in the Escrow Account after payment of the Stockholder-Plaintiffs' attorneys' fees and expenses and expenses relating to the establishment of the Escrow Account, such remaining amount shall be distributed to holders of Shares (including Options) and Omnicare as follows:
(i) any amount in excess of $11,000,000 shall be distributed to Omnicare and
(ii) (1) 81.82% of the remaining amount shall be distributed to the holders of Shares (including Options) on a pro rata basis and (2) 18.18% of the remaining amount shall be distributed to Omnicare. See Section 1 ('Amended Terms of the Offer; Expiration Date') of this Second Supplement.

    THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE, (1) HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE PROPOSED MERGER, (2) HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE PROPOSED MERGER ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMPANY STOCKHOLDERS AND
(3) RECOMMENDS THAT THE COMPANY STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER. IN ADDITION, THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE OF THOSE PRESENT, HAS ALSO APPROVED THE LETTER AGREEMENT.

    This Second Supplement should be read in conjunction with the Offer to Purchase and the First Supplement. Except as otherwise set forth in this Second Supplement and the revised (green) Letter of Transmittal, the terms and conditions previously set forth in the Offer to Purchase, the First Supplement and the related (blue) or (yellow) Letters of Transmittal remain applicable in all respects to the Offer. Unless the context requires otherwise, all capitalized terms used but not defined in this Second Supplement have the meanings ascribed to them in the Offer to Purchase or the First Supplement.

    Procedures for tendering Shares are set forth in Section 4 ('Procedure for Tendering Shares') of the Offer to Purchase as amended by Section 3 ('Procedure for Tendering Shares') of the First Supplement and Section 2 ('Procedure for Tendering Shares') of this Second Supplement. Tendering stockholders may continue to use the original (blue) Letter of Transmittal and the original
(pink) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase, the revised (yellow) Letter of Transmittal and the revised (grey) Notice of Guaranteed Delivery previously circulated with the First Supplement or the revised (green) Letter of Transmittal and the revised (yellow) Notice of Guaranteed Delivery circulated with this Second Supplement. Although the original (blue) Letter of Transmittal previously circulated with the Offer to Purchase and the revised (yellow) Letter of Transmittal previously circulated with the First Supplement do not refer to this Second Supplement, stockholders using such document to tender their Shares will nevertheless be deemed to be tendering pursuant to the Offer as amended and supplemented by this Second Supplement.

    SHARES PREVIOUSLY VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN CONSTITUTE VALID TENDERS FOR PURPOSES OF THE OFFER. STOCKHOLDERS ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION WITH RESPECT TO SUCH SHARES IN ORDER TO RECEIVE THE OFFER PRICE, UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER, IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY PURCHASER PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED.

    According to the Company, as of January 7, 2003, 18,712,812 shares of Class A Common Stock and 5,038,996 shares of Class B Common Stock were issued and outstanding and 2,339,858 shares of Class A Common Stock and 94,858 shares of Class B Common Stock were subject to stock option grants, of which 1,877,584 stock options were 'in-the-money.' As of the date of this Second Supplement, Omnicare beneficially owned 1,000 shares of Class A Common Stock.

    ACCORDING TO THE COMPANY, THE COMPANY HAS BEEN ADVISED BY EACH OF ITS DIRECTORS AND EXECUTIVE OFFICERS THAT EACH SUCH PERSON INTENDS TO TENDER ALL SHARES OWNED BY SUCH PERSON IN THE OFFER. WE ALSO HAVE BEEN ADVISED BY THE COMPANY THAT, AS A GROUP, ALL OF THE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY OWN APPROXIMATELY 1,208,737 SHARES OF CLASS A COMMON STOCK AND 4,810,806 SHARES OF CLASS B COMMON STOCK.

    This Offer does not constitute a solicitation of proxies for any meeting of stockholders of the Company or a solicitation of agent designations to call a special meeting of stockholders of the Company. Any solicitation of proxies which Purchaser or Omnicare might make will be made only pursuant to separate proxy or consent solicitation materials complying with the requirements of
Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the 'Exchange Act').

    THE OFFER TO PURCHASE, THE FIRST SUPPLEMENT, THIS SECOND SUPPLEMENT AND THE RELATED REVISED (GREEN) LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ THEM IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. AMENDED TERMS OF THE OFFER; EXPIRATION DATE.

    The discussions set forth in Section 1 ('Terms of the Offer; Expiration Date') of the Offer to Purchase and Section 1 ('Amended Terms of the Offer; Expiration Date') of the First Supplement are hereby amended and supplemented as follows:

    Pursuant to the Merger Agreement, Omnicare and Purchaser have agreed to purchase all outstanding Shares at a price of $5.50 per Share, which is referred to herein as the Offer Price, net to the seller in cash, without interest thereon and less required withholding taxes, upon the terms and subject to the conditions of the Offer. All stockholders whose Shares are validly tendered and not properly withdrawn and accepted for payment pursuant to the Offer (including Shares tendered and not properly withdrawn prior to the date of this Second Supplement) will receive the Offer Price.

    As of January 7, 2003, there were 25,628,392 Shares outstanding on a fully diluted basis (including Options and excluding Shares owned by Omnicare and its affiliates). Based on such number of outstanding Shares (including Options) and pursuant to the Order and the Letter Agreement, the Offer Price will be distributed by Omnicare and Purchaser as follows: (i) holders of Shares will receive $5.149 per Share, net to the seller in cash, without interest thereon and less required withholding taxes, in the Offer and the Proposed Merger and
(ii) to fund the Company stockholders' obligation to pay the Stockholder-Plaintiffs' attorney's fees and expenses, Omnicare and Purchaser are required to withhold from the Offer Price, and deposit into the Escrow Account, $0.351 in cash for each Share to be acquired by Omnicare and Purchaser in the Offer and the Proposed Merger.

    If any of the Escrow Amount, plus any interest on the Escrow Amount, remains in the Escrow Account after payment of (i) the Stockholder-Plaintiffs' attorneys' fees and expenses in accordance with the Fee Application Order and
(ii) any expenses incurred in connection with the establishment of the Escrow Account, such excess amount shall be distributed to holders of Shares (including Options) and Omnicare as follows: (i) any amount in excess of $11,000,000 shall be distributed to Omnicare; and (ii) after distribution to Omnicare in accordance with clause (i), if applicable, (1) 81.82% of any remaining amount shall be distributed pro rata among all Shares (including Options) acquired by Omnicare and Purchaser in the Offer and the Proposed Merger and (2) 18.18% of any remaining amount shall be distributed to Omnicare. The right to receive a portion of the remaining Escrow Amount, if any, as described in this paragraph, is not transferable and will not be certificated.

    By way of example, the following table sets forth the amount that would be distributed to holders of Shares (including Options) out of the Escrow Account in the event that all, some or none of the Escrow Amount remains in the Escrow Account after payment of the Stockholder-Plaintiffs' attorneys' fees in accordance with the Fee Application Order:

  AMOUNT OF THE AWARD FOR          AMOUNT PER SHARE (INCLUDING OPTIONS)
    ATTORNEYS' FEES AND         TO BE DISTRIBUTED OUT OF THE EXCESS ESCROW
          EXPENSES             AMOUNT (NOT INCLUDING INTEREST AND EXPENSES)
----------------------------   --------------------------------------------
        $         0                               $0.351
        $   500,000                               $0.351
        $ 1,000,000                               $0.351
        $ 1,500,000                               $0.351
        $ 2,000,000                               $0.351
        $ 2,500,000                               $0.351
        $ 3,000,000                               $0.335
        $ 3,500,000                               $0.319
        $ 4,000,000                               $0.303
        $ 4,500,000                               $0.287
        $ 5,000,000                               $0.271
        $ 5,500,000                               $0.255

                                                  (table continued on next page)

(table continued from previous page)

  AMOUNT OF THE AWARD FOR          AMOUNT PER SHARE (INCLUDING OPTIONS)
    ATTORNEYS' FEES AND         TO BE DISTRIBUTED OUT OF THE EXCESS ESCROW
          EXPENSES             AMOUNT (NOT INCLUDING INTEREST AND EXPENSES)
----------------------------   --------------------------------------------
        $ 6,000,000                               $0.239
        $ 6,500,000                               $0.223
        $ 7,000,000                               $0.208
        $ 7,500,000                               $0.192
        $ 8,000,000                               $0.176
        $ 8,500,000                               $0.160
        $ 9,000,000                               $0.144
        $ 9,500,000                               $0.128
        $10,000,000                               $0.112
        $10,500,000                               $0.096
        $11,000,000                               $0.080
        $11,500,000                               $0.064
        $12,000,000                               $0.048
        $12,500,000                               $0.032
        $13,000,000                               $0.016
        $13,500,000                               $0.000

    The foregoing table is set forth for illustration only. The exact amount of
(i) any award to the Stockholder-Plaintiffs' attorneys, (ii) any fees and expenses incurred in connection with the establishment of the Escrow Account and
(iii) any accrued interest on the Escrow Amount are not currently known and, therefore, the estimated per Share distributions set forth above may vary as a function of those factors.

    The Offer has been extended and the Offer will now expire at 12:00 Midnight, New York City time, on Tuesday, January 14, 2003, unless and until Purchaser shall have further extended the period during which the Offer is open. 'Expiration Date' means 12:00 Midnight, New York City time, on Tuesday,
January 14, 2003, unless we further extend the period of time for which the Offer is open, in which event 'Expiration Date' means the latest time and date on which the Offer, as so extended, shall expire.

    As of the close of business on January 7, 2003, approximately 16,463,104 shares of Class A Common Stock and 303,767 shares of Class B Common Stock had been tendered and not properly withdrawn pursuant to the Offer. See Section 8 ('The Merger Agreement') of the First Supplement for a description of the provisions of the Merger Agreement regarding extensions of the Offer by the Purchaser.

    Under Exchange Act Rule 14d-11 and the terms of the Merger Agreement, Purchaser may, subject to certain conditions, provide a subsequent offering period of from three to 20 business days in length following the expiration of the Offer on the Expiration Date. A subsequent offering period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. A subsequent offering period, if one is included, is not an extension of the Offer, which already will have been completed.

2. PROCEDURE FOR TENDERING SHARES.

    The discussions set forth in Section 4 ('Procedures for Tendering Shares') of the Offer to Purchase and Section 3 ('Procedures for Tendering Shares') of the First Supplement are hereby amended and supplemented as follows:

    Tendering stockholders may continue to use the original (blue) Letter of Transmittal and the original (pink) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase, the revised (yellow) Letter of Transmittal and the revised (grey) Notice of Guaranteed Delivery previously circulated with the First Supplement or the revised (green) Letter of Transmittal and the revised

(yellow) Notice of Guaranteed Delivery circulated with this Second Supplement. Although the original (blue) Letter of Transmittal previously circulated with the Offer to Purchase and the revised (yellow) Letter of Transmittal previously circulated with the First Supplement do not refer to this Second Supplement, stockholders using such document to tender their Shares will nevertheless be deemed to be tendering pursuant to the Offer as amended and supplemented by this Second Supplement. Procedures for tendering Shares are set forth in Section 4 ('Procedures for Tendering Shares') of the Offer to Purchase.

    SHARES PREVIOUSLY VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN CONSTITUTE VALID TENDERS FOR PURPOSES OF THE OFFER. STOCKHOLDERS ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION WITH RESPECT TO SUCH SHARES IN ORDER TO RECEIVE THE OFFER PRICE, UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER, IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY PURCHASER PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED.

3. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

    The discussion set forth in Section 6 ('Certain U.S. Federal Income Tax Consequences') of the Offer to Purchase is hereby amended and supplemented by the following paragraph, which should be deemed the final paragraph of
Section 6:

    For U.S. federal income tax purposes, Omnicare intends to treat (i) the portion of the Escrow Account ($0.351 per Share) withheld by proration among the Shares as being consideration paid to the Company stockholders for their Shares at the time that the funds withheld by proration among the Shares are deposited in the Escrow Account, (ii) an allocable portion of any net earnings on the Escrow Amount as income to the Company stockholders and (iii) any payment to the Stockholder-Plaintiffs' attorneys out of the portion of the Escrow Amount withheld by proration among the Shares as a payment by the Company stockholders to the Stockholder-Plaintiffs' attorneys (which payment should be treated by Company stockholders as a transaction cost that, depending on the circumstances, may reduce the amount of gain, or increase the amount of loss, recognized by them). Conversely, for U.S. federal income tax purposes, Omnicare intends to treat the portion of the Escrow Amount contributed by Omnicare and any net earnings allocable to Omnicare as not giving rise to any additional consideration or income to the Company stockholders, regardless of whether such portion of the Escrow Amount or any such earnings are ultimately returned to Omnicare or paid to the Stockholder-Plaintiffs' attorneys. Other U.S. federal income tax treatments are possible, however, and stockholders are urged to consult their tax advisors regarding the U.S. federal income and other tax consequences to them of the treatment of the Escrow Account that Omnicare intends to adopt as well as of other possible treatments.

4. PRICE RANGE OF CLASS A COMMON STOCK; DIVIDENDS.

    The discussions set forth in Section 7 ('Price Range of Class A Common Stock; Dividends') of the Offer to Purchase and Section 4 ('Price Range of Class A Common Stock; Dividends') of the First Supplement are hereby amended and supplemented as follows:

    The high and low intra-day sales prices per share of the Class A Common Stock on the Over-The-Counter Bulletin Board based on published financial sources for the second fiscal quarter of 2003 were $5.43 and $1.68, respectively, and for the third fiscal quarter of 2003 were $5.40 and $5.06, respectively (through January 7, 2003). On January 7, 2003, the last full trading day prior to Omnicare and Purchaser supplementing the Offer as set forth in this Second Supplement, the reported closing price per share of Class A Common Stock was $5.22. The Company has not declared or paid any dividends on its stock for the periods represented above.

    WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES OF CLASS A COMMON STOCK.

5. BACKGROUND OF THE OFFER.

    The discussions set forth under Section 11 ('Background of the Offer') of the Offer to Purchase and Section 6 ('Background of the Offer') of the First Supplement are hereby amended and supplemented as follows:

    On January 2, 2003, the Chancery Court entered an order temporarily restraining and enjoining Omnicare and Purchaser from paying $13,500,000 to stockholders of the Company in the Offer and the Proposed Merger and ordering Omnicare and Purchaser to deposit this amount, referred to herein as the Escrow Amount, in the Escrow Account pending the Fee Application Order. The Chancery Court further ordered that the entire Escrow Amount be withheld by proration among all Shares acquired by Omnicare and Purchaser in the Offer and the Proposed Merger. This order would have required Omnicare and Purchaser to withhold approximately $0.53 of the Offer Price for each Share to be purchased by Omnicare and Purchaser in the Offer and the Proposed Merger and to deposit such amount in the Escrow Account. As a result, holders of Shares would have received approximately $4.97 per Share in cash in the Offer and the Proposed Merger (subject to the distribution of any excess Escrow Amount (plus any interest on the Escrow Amount) following payment of the Stockholder-Plaintiffs' attorneys' fees and expenses, in accordance with the Fee Application Order, and expenses relating to the establishment of the Escrow Account as described below).

    Following discussions regarding the Stockholder-Plaintiffs' request for attorneys' fees and the Chancery Court's January 2nd order, on January 5, 2003, Omnicare, Purchaser and the Company entered into the Letter Agreement. Pursuant to the Letter Agreement, Omnicare, Purchaser and the Company have agreed, among other things, that (i) Omnicare will contribute $4,500,000 of the Escrow Amount required by the Chancery Court to be deposited into the Escrow Account,
(ii) the balance of the Escrow Amount, that is, $9,000,000, will be withheld on a pro rata basis among the Shares (including Options) to be acquired by Omnicare and Purchaser in the Offer and the Proposed Merger and (iii) if any portion of the Escrow Amount, plus any interest on the Escrow Amount, remains in the Escrow Account after payment of the Stockholder-Plaintiffs' attorneys' fees and expenses, and any expenses incurred in connection with the establishment of the Escrow Account, such excess amount will be distributed as follows: (i) any amount in excess of $11,000,000 will be distributed to Omnicare and (ii) after distribution to Omnicare in accordance with clause (i), if applicable,
(1) 81.82% of any remaining amount will be distributed pro rata among all Shares (including Options) acquired by Omnicare and Purchaser in the Offer and the Proposed Merger and (2) 18.18% of any remaining amount will be distributed to Omnicare. In addition, Omnicare and the Company have agreed to use commercially reasonable efforts to challenge the Fee Application Order to seek to reduce the amount of the fees and expenses to be awarded to the Stockholder-Plaintiffs' attorneys to a reasonable amount. On January 6, 2003, the Chancery Court entered the Order, which is consistent with the terms and provisions of the Letter Agreement.

    On January 6, 2003, Omnicare issued a press release with respect to the Letter Agreement.

    Also, on January 6, 2003, the Company filed an amendment to its Schedule 14D-9 with respect to the Letter Agreement and the Order. In addition, the Company disclosed that the Company's Board of Directors, by unanimous vote of those present, approved the Letter Agreement and resolved to continue to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

    According to the Company, the Company has been advised by each of its directors and executive officers that each such person intends to tender all Shares owned by such person in the Offer. We also have been advised by the Company that, as a group, all of the directors and executive officers of the Company own approximately 1,208,737 shares of Class A Common Stock and 4,810,806 shares of Class B Common Stock.

6. LEGAL PROCEEDINGS.

    The discussions set forth under Section 18 ('Legal Proceedings') of the Offer to Purchase and Section 11 ('Legal Proceedings') of the First Supplement are hereby amended and supplemented as follows:

    On December 27, 2002, the Stockholder-Plaintiffs filed a complaint (the 'Complaint') in the Chancery Court against Omnicare and Purchaser seeking an order (i) temporarily, preliminarily and permanently enjoining Omnicare and Purchaser from distributing $13,500,000 of the amount otherwise payable to stockholders of the Company in the Offer and the Proposed Merger and
(ii) requiring that Omnicare and Purchaser deposit this sum in escrow until the Chancery Court determines the rights of the Stockholder-Plaintiffs and their attorneys to an allowance of fees and expenses in connection with Stockholder-Plaintiffs' action against the Company and its directors entitled 'In re NCS HealthCare Shareholders Litigation' (C.A. No. 19786). In the Complaint, the Stockholder-Plaintiffs argued, among other things, that
(i) their litigation against the Company resulted in a benefit of approximately $102,000,000 to the Company's stockholders, for which the Stockholder-Plaintiffs and their attorneys are entitled to an allowance for reasonable attorneys' fees and expenses, (ii) it would be impossible, as a practical matter, for the Stockholder-Plaintiffs' attorneys to collect such fees and expenses from the Company's stockholders, unless an amount is set aside as requested and
(iii) the Stockholder-Plaintiffs have no adequate remedy at law.

    On the same day, the Stockholder-Plaintiffs filed a Motion for Temporary Restraining Order (the 'Motion') with the Chancery Court seeking an order (i) temporarily restraining Omnicare and Purchaser from distributing $13,500,000 of the amount otherwise payable to stockholders of the Company in the Offer and the Proposed Merger pending a determination by the Chancery Court with respect to an application of the Stockholder-Plaintiffs and their attorneys for an allowance of attorneys' fees and reimbursement of expenses in connection with their action against the Company and its directors and (ii) requiring Omnicare and Purchaser to deposit this amount in an interest bearing account to be drawn upon only pursuant to an order of the Chancery Court. In support of the Motion, the Stockholder-Plaintiffs filed Plaintiffs' Memorandum of Law in Support of Motion for Temporary Restraining Order and an Affidavit of Joseph A. Rosenthal in Support of Application for a Temporary Restraining Order, setting forth the grounds for the Motion.

    On December 30, 2002, the Company, Boake A. Sells and Richard L. Osborne (collectively, the 'NCS Defendants') filed a motion to intervene as defendants (the 'Motion to Intervene') in the action filed by the Stockholder-Plaintiffs on December 27, 2002 and an answer to the allegations set forth in the Complaint.

    On the same day, counsel for the NCS Defendants submitted a letter (the 'Letter') to the Chancery Court opposing the Motion.

    On January 2, 2003, Omnicare and Purchaser submitted a response to the Stockholder-Plaintiffs' action and the Motion, as well as the Motion to Intervene and the Letter submitted by the NCS Defendants, to the Chancery Court.

    On the same day, the Stockholder-Plaintiffs submitted a letter to the Chancery Court in response to the NCS Defendants' Motion to Intervene as Defendants in the action filed by the Stockholder-Plaintiffs on December 27, 2002.

    Later in the day on January 2, 2003, the Chancery Court issued an order temporarily restraining and enjoining Omnicare and the Purchaser from paying $13,500,000 of the aggregate amount payable to holders of Shares (including Options) in the Offer and the Proposed Merger and ordering Omnicare and Purchaser to deposit the Escrow Amount in the Escrow Account pending the Fee Application Order. The Chancery Court further ordered that the entire Escrow Amount be withheld by proration among all Shares acquired by Omnicare and Purchaser in the Offer and the Proposed Merger.

    On January 5, 2003, Omnicare and the Company entered into the Letter Agreement. Pursuant to the Letter Agreement, Omnicare and the Company have agreed, among other things, that (i) Omnicare will contribute $4,500,000 of the Escrow Amount required by the Chancery Court to be deposited into the Escrow Account, (ii) the balance of the Escrow Amount, that is, $9,000,000, will be withheld on a pro rata basis among the Shares (including Options) to be acquired by Omnicare and Purchaser in the

Offer and the Proposed Merger and (iii) if any portion of the Escrow Amount, plus any interest on the Escrow Amount, remains in the Escrow Account after payment of the Stockholder-Plaintiffs' attorneys' fees and expenses and any expenses incurred in connection with the establishment of the Escrow Account, such excess amount will be distributed as follows: (i) any amount in excess of $11,000,000 will be distributed to Omnicare and (ii) after distribution to Omnicare in accordance with clause (i), if applicable, (1) 81.82% of any remaining amount will be distributed pro rata among all Shares (including Options) acquired by Omnicare and Purchaser in the Offer and the Proposed
Merger and (2) 18.18% of any remaining amount will be distributed to Omnicare. In addition, Omnicare and the Company have agreed to use commercially reasonable efforts to challenge the Fee Application Order to seek to reduce the amount of the fees and expenses to be awarded to the Stockholder-Plaintiffs' attorneys to a reasonable amount.

    On January 6, 2003, the Chancery Court entered the Order, which modifies the Chancery Court's January 2, 2003 order to reflect the fact that Omnicare had agreed to contribute $4,500,000 of the Escrow Amount and, therefore, only $9,000,000, in the aggregate, will be required to be withheld from holders of Shares (including Options) on a pro rata basis.

7. MISCELLANEOUS.

    The discussions set forth in Section 19 ('Miscellaneous') of the Offer to Purchase and Section 12 ('Miscellaneous') of the First Supplement are hereby amended and restated in its entirety as follows:

    No person has been authorized to give any information or make any representation on behalf of Purchaser or Omnicare not contained in this Second Supplement or in the related revised Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

    We have filed with the SEC a Tender Offer Statement on Schedule TO and amendments thereto, together with exhibits, pursuant to the Exchange Act
Rule 14d-3 furnishing certain additional information with respect to the Offer. The Schedule TO and amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in
Section 14 ('Certain Information Concerning the Company -- Available Information') of the Offer to Purchase.

    THIS SECOND SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE OFFER TO PURCHASE AND THE FIRST SUPPLEMENT. EXCEPT AS OTHERWISE SET FORTH IN THIS SECOND SUPPLEMENT AND THE REVISED (GREEN) LETTER OF TRANSMITTAL, THE TERMS AND CONDITIONS PREVIOUSLY SET FORTH IN THE OFFER TO PURCHASE, THE FIRST SUPPLEMENT AND RELATED ORIGINAL (BLUE) OR REVISED (YELLOW) LETTERS OF TRANSMITTAL REMAIN APPLICABLE IN ALL RESPECTS TO THE OFFER.

    Neither the delivery of the Offer to Purchase, the First Supplement, this Second Supplement nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Omnicare, Purchaser or the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Second Supplement.

                                          NCS ACQUISITION CORP.

January 8, 2003

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:
                              THE BANK OF NEW YORK

           By Mail:                        By Facsimile                   By Hand or Overnight Courier:
                                 (for Eligible Institutions only):
 Tender & Exchange Department             (212) 815-6433                  Tender & Exchange Department
        P.O. Box 11248                                                         101 Barclay Street
    Church Street Station           For Confirm Only Telephone:            Receive and Deliver Window
   New York, NY 10286-1248                (212) 815-6212                       New York, NY 10286

    Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses or telephone numbers set forth below. Additional copies of the Offer to Purchase, the First Supplement, this Second Supplement, the revised (green) Letter of Transmittal and the revised (yellow) Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. Holders of Shares may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                [Innisfree Logo]

                               501 Madison Avenue
                            New York, New York 10022
                  Stockholders Call Toll-Free: (888) 750-5834
                                       or
                 Banks and Brokers Call Collect: (212) 750-5833



                     The Dealer Manager for the Offer is:

                               MERRILL LYNCH & CO.
                            4 World Financial Center
                            New York, New York 10080
                                 (866) 276-1462
                                (Call Toll Free)